Exhibit 99.1

                                  NEWS RELEASE

For Release:  For Immediate Release
Contact:      Ray Singleton
              (303) 296-3076

                Basic Earth Releases Further Exploration Details

Denver, Colorado, February 7, 2005 - Basic Earth Science Systems, Inc. (Basic or the Company) (OTCBB:BSIC) reported today that the Company's previously disclosed dual-lateral, horizontal Bakken formation test, the Halvorsen 31X-1, has concluded drilling operations after having successfully set casing in both laterals. To this point, progress, expenditures and quality of oil and gas indicators meet or are better than initial expectations. Operations are currently suspended while waiting for a completion rig. At this point, the completion plan is to flow test the well unstimulated and hydraulically fracture the well at a later date. Basic has an approximate 26 percent interest in the well and expects to spend $675,000 on drilling and completion costs. The Halvorsen 31X-1 is operated by Headington Oil, L.P.

Updating previously reported ventures, on its Indian Hill project in Williams County, North Dakota, the Lynn #2 well, which was placed on production in early January, is producing approximately 50 barrels of oil and 50 barrels of water per day from the Nisku and Duperow formations. However, modifications were made to the artificial lift equipment this week and this rate is expected to improve. The Lynn #1 well, which was placed on production last August, continues to produce approximately 135 barrels of oil and 8 barrels of water per day from the Nisku formation. Modifications were also made to the artificial lift equipment of this well and the production is expected to improve modestly. Basic has an approximate 18 percent working interest in both the Lynn #1 and #2 wells which are operated by Missouri Basin Well Service, Inc.

Furthermore, in Texas, the Company is now able to disclose more information on its Wharton County producer. The well, the Turf Grass #1, is flowing from perforations at 10,898'-10,920' in the Yegua formation. Now in its fourth month of production, all surface facility issues have been rectified. Although flowing tubing pressures have not yet stabilized, the well is averaging approximately 60 million cubic feet of gas, 13,000 barrels of condensate and 30,000 gallons of propane per month with 4,700 psi flowing tubing pressure. The Company has a 5.0 percent working interest (3.55 percent net revenue interest) in the well which is now operated by PetroReal, Inc.

"While the Lynn #2 production rates are initially less than what we had hoped, we believe following this week's modifications these rates should improve. More importantly we remain truly excited by early indications on our Bakken horizontal well," said Ray Singleton, president of Basic. "Strong cashflows created by high commodity prices have fueled an operational tempo unprecedented at Basic. On our Indian Hill project, we are anticipating notification from the operator of a third well, a horizontal Nisku test, which we plan to drill this spring or summer. In new developments, we are currently finalizing our participation in a new horizontal Bakken area and will provide additional disclosure once all our participation and terms have been finalized. With widely dispersed exposure, our efforts over the next several weeks and months will search for both natural gas and oil and involve both exploration and development drilling activities in North Dakota, Montana and Colorado."

Basic is an oil and gas exploration and production company with primary operations in south Texas and in the Williston basin. Basic is traded on the "over-the-counter - bulletin board" under the symbol BSIC.

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "if," "potential," "possible," "should," "would," "may," "will," "anticipate," "estimate," "expect," "intend" or "continue," or comparable words. In addition, all statements other than statements of historical facts that address activities that Basic intends, expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Basic, particularly the Company's Quarterly Reports on Form 10-QSB for the quarters ended June 30 and September 30 in addition to the Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 2004, for meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.